Exhibit 16.1

August 19, 2016

U.S. Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of New Age Beverages Corporation (formerly American Brewing Company, Inc.
and Búcha, Inc.) to be filed with the Securities and Exchange Commission on or about August 22, 2016. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP www.malonebailey.com
Houston, Texas